                                                                    EXHIBIT 12.1
                               GRANT PRIDECO, INC.
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                      (In thousands, except ratio amounts)

                                             ---------------------------------------------------------------------------------------
                                                                               DECEMBER 31,                           SEPTEMBER 30,
                                                   1997          1998           1999           2000           2001         2002
                                             ---------------------------------------------------------------------------------------
Earnings (a)                                     $102,064      $105,568      $(44,495)      $(21,850)      $ 44,718     $ 22,710

Less:
       Undistributed equity earnings (b)              -             267           -            4,939         (2,740)     (11,175)
       Minority Interest in Pretax Income             -             -             380            422          1,308        3,267

Plus:
       Equity loss (b)                                -             -             419            -              -            -
       Interest Expense                            12,976        12,008        11,343         17,005         27,067       18,053
       Interest Component of Rent Expense             741         1,520         2,894          2,721          2,887        2,532
                                             ---------------------------------------------------------------------------------------
                       Adjusted Earnings         $115,781      $118,829      $(30,219)      $ (7,485)      $ 76,104     $ 51,203
                                             ---------------------------------------------------------------------------------------

Fixed Charges:
       Interest expense                            12,976      $ 12,008      $ 11,343       $ 17,005       $ 27,067     $ 18,053
       Interest capitalized                           -             -             -              363            -            -
       Interest Component of Rent Expense             741         1,520         2,894          2,721          2,887        2,532
                                             ---------------------------------------------------------------------------------------

                       Total Fixed Charges       $ 13,717      $ 13,528      $ 14,237       $ 20,089       $ 29,954     $ 20,585
                                             =======================================================================================
Ratio of Earnings to Fixed Charges (c)                8.4           8.8           -              -              2.5          2.5
                                             =======================================================================================




        COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AFTER
                    ADJUSTMENT FOR ISSUANCE OF SENIOR NOTES
                                                                                                      ------------------------------
                                                                                                        DECEMBER 31,   SEPTEMBER 30,
                                                                                                            2001           2002
                                                                                                      ------------------------------
Adjusted Earnings                                                                                         $125,790      $ 84,330

Fixed Charges, as above                                                                                     29,954        20,585

Adjustments:
       Estimated net increase in interest expense from refinancing                                          18,906        16,095
                                                                                                      ------------------------------
                       Total pro forma fixed charges                                                      $ 48,860      $ 36,680
                                                                                                      ==============================

Pro Forma Ratio of Earnings to Fixed Charges                                                                   2.6           2.3
                                                                                                      ==============================


(a) Earnings before income tax, minority interest and cumulative effect of accounting change.
(b)  Equity earnings, net of dividends.
(c) For the years ended December 31, 1999 and 2000, earnings were insufficient to cover fixed charges in the amount of $44.5 million and $27.6 million, respectively.